UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

June 16, 2014

____________________________

DIAGNOSTIC IMAGING INTERNATIONAL CORP.

(Exact name of registrant as specified in charter)

NEVADA

(State or other Jurisdiction of Incorporation or Organization)

333-1364363	848 N. Rainbow Blvd. #2494 Las Vegas, Nevada 89107	98-0493698
(Commission File Number)	(Address of Principal Executive Offices and zip code)	(IRS Employer Identification No.)

(877) 331-3444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement.

On June 16, 2014, Diagnostic Imaging International Corp. (the “Company”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with the owners of a mobile diagnostic imaging company (the “Business”) located in Northern Florida. Pursuant to the terms of the Share Purchase Agreement, the Company is to purchase from the owners all of the outstanding capital stock of the Business for an aggregate purchase price of $3 million, consisting of $2.5 million in cash payable at closing and the issuance of a 12-month $500,000 promissory note, bearing interest at the rate of 5% per annum, payable at maturity, and secured by all of the personal property of the Business. Under the terms of the Share Purchase Agreement, the Company has made a refundable payment of $20,000 to the owners of the Business, which will be credited against the purchase price at closing.

Consummation of the transaction is subject to certain customary closing conditions, including, among other things, the satisfactory completion of the Company’s due diligence review of the Business, the continued regulatory compliance of the Business, the completion of a financial audit of the Business which shall be acceptable to the Company, and the continued employment of specified personnel of the Business. Additionally, the acquisition of the Business may be abandoned by the Company at any time, in its sole discretion. The Company will have to obtain financing for the purchase price, and there can be no assurance that the Company will be able to obtain the necessary funds on terms acceptable to it or at all. Subject to the satisfaction or waiver of all closing conditions, and obtaining the necessary financing, the Company expects to close the transaction by July 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Diagnostic Imaging International Corp.
(Registrant)

Dated: June 17, 2014	By:	/s/ Mitchell Geisler
Name: Mitchell Geisler
Title: Chief Executive Officer

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